Exhibit 10.5

EPIRUS Biopharmaceuticals, Inc. Non-Employee Director Compensation Policy

Effective as of July 15, 2014 (the “Effective Date”), each member of the Board of Directors (the “Board”) who is not also serving as an employee of EPIRUS Biopharmaceuticals (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual retainers set forth below assume that there are four in-person meetings per year; provided that no additional compensation will be paid if there are more than four in-person meetings in the applicable year. The per-meeting compensation (one-fourth of each annual retainer) will be reduced by $5,000 if a telephonic meeting is held rather than an in-person meeting and there are less than four in-person meetings in such year. The retainers are paid quarterly in arrears and the retainer for the last quarter of each year will be adjusted based on the Eligible Director’s in-person attendance during the year.

1.	Annual Board Service Retainer

a.	Chairman of the Board: $60,000

b.	All Eligible Directors other than the Chairman: $35,000

2.	Annual Committee Member Service Retainer

a.	Member of the Audit Committee: $5,000

b.	Member of the Compensation Committee: $2,500

c.	Member of the Corporate Governance and Nominating: $2,500

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer)

a.	Chairman of the Audit Committee: $15,000

b.	Chairman of the Compensation Committee: $10,000

c.	Chairman of the Corporate Governance and Nominating Committee: $7,000

Each Eligible Director will also be entitled to reimbursement in an amount of up to $12,000 per year for business expenses incurred on behalf of the Company, upon presentation of documentation acceptable to the Board.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s Amended and Restated 2004 Incentive Plan or its successor (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the fair market value (as defined in the Plan) of the underlying common stock of the Company on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan and the previously approved award agreement).

1.	Initial Grants: Each Eligible Director elected or appointed to the Board may receive a stock option at the time of initial election if, and in the amount, so determined by the Board.

2.	Annual Grant: On each anniversary of the Effective Date, each Eligible Director who continues to serve as an Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option for 4,641 shares pursuant to the form of award agreement previously presented to the Board. The annual grant will vest quarterly over a one-year period from the date of grant.